                                                                   Exhibit 10.34

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of April 30, 2005 by and between MESA AIR GROUP, INC., a Nevada corporation (the "Company"), and Brian S. Gillman (the "Executive").

                                   WITNESSETH:

     1. EMPLOYMENT

     The Company hereby employs the Executive, and the Executive hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

     2. TERM

     Subject to the provisions for termination as hereinafter provided, the term of employment under this Agreement shall begin on the date hereof and shall continue for a term of three years, provided, however, that if the Company fails to give one hundred eighty days written notice prior to the date of termination, the term of this Agreement shall automatically be extended for additional one hundred eighty day periods.

     3. COMPENSATION

     3.1 Base Salary. The Company shall pay to the Executive as basic compensation for all services rendered by the Executive during the term of this Agreement as basic annualized salary of $125,000 through September 30, 2005, and 130,000 through September 30, 2006, and $135,000 for the remainder of the Agreement, or such other sum in excess of that amount as the parties may agree on from time to time or as provided in the last sentence of this Section 3.1 (as in effect from time to time, the "Base Salary"), payable bi-weekly or in other more frequent installments, as determined by the Company. The Company shall have no authority to reduce the Executive's Base Salary in effect from time to time. In addition, the Company, in its discretion, may award a bonus or bonuses to the Executive in addition to the bonuses provided for in Section 3.2, provided, however, such discretionary bonus shall not be included in the definition of "Base Salary." Annually, the Company shall review the Base Salary and increase it as it deems appropriate.

     3.2 Bonuses. In addition to the Base Salary to be paid pursuant to Section 3.1, the Company shall pay the Executive as incentive compensation a bonus. The bonus will be a minimum of thirty (30%) of Base Salary, which will be paid quarterly if Company is profitable. In addition, Executive shall be eligible to receive and the Company shall pay to the Executive an additional bonus (including the minimum bonus) in the aggregate of 31% to 100% of the Executive's Base Salary at such time that the Board grants similar bonuses to other executives of the Company.

     3.3 Stock Option/Restricted Stock Award. Each year during the term of this Agreement on the anniversary date of this Agreement, the Company shall issue options of not fewer than 20,000 shares of common stock of the Company (adjusted appropriately for any stock dividend, stock split, spin-off, reorganization, or similar transaction) or restricted stock or other equity equivalent with a similar vesting schedule in an amount designed to achieve the same underlying value to the Executive. With respect to Stock Options, the underlying shares of Common Stock of which will be registered on Form S-8 or any successor form, at an exercise price per share, which is no greater than the market price on the grant date The term will be for a term of ten years from the date of grant and, except as otherwise provided (but in no event shall the vesting schedule be more restrictive than as set forth in this Agreement), shall vest one-third annually.

     3.4 Other Benefits. The Executive shall be entitled to such fringe benefits including, but not limited to, medical and other insurance benefits (for the Executive and his family), positive space airline travel benefits on the Company's airline, as may be provided from time to time by the Company to other senior management of the Company. The Company will use its commercially reasonable efforts to obtain from other airlines the same benefits for the Executive as the Company provides to executive officers of other airlines.

     3.5 Expenses. The Company shall reimburse the Executive, in accordance with the Company's policies and practices for senior management, for all reasonable expenses incurred by the Executive in the performance of the Executive's duties under this Agreement.

     3.6 Reimbursement. The Company shall reimburse Executive for his out-of-pocket costs incurred in connection with the retention of professionals by Executive to provide Executive with income tax, estate planning, and investment advisory services. The maximum amount of reimbursable expenses for such purposes shall be $1,000 for each calendar year during the term of this Agreement. The Company shall reimburse Executive for such costs promptly after Executive submits an invoice to Company. In order to preserve Executive's rights to confidentiality, Executive may satisfy the requirement of submitting an invoice by providing the Company with a copy of the facing page of the invoice showing the fees and expenses for the services rendered and the general nature of the services rendered but without any detail concerning the substance of the services rendered.

     3.7 Other Incentive and Benefit Plans. The Executive shall be eligible to participate, in accordance with the terms of such plans as they may be adopted, amended and administered from time to time, in incentive, bonus, benefit or similar plans, including without limitation, any stock option, bonus or other equity ownership plan, any short, mid or long term incentive plan and any other bonus, pension or profit sharing plans established by the company from time to time.

     4. DUTIES

     The Executive is engaged as the Vice President, General Counsel and Secretary of the Company. The Executive's duties and responsibilities shall be commensurate with those customarily associated with the Vice President and General Counsel of a publicly traded Company, including such other duties as from time to time may be assigned by the Chairman of the Board, Chief Executive Officer or by the directors.

     5. VACATIONS AND DAYS OFF

     The Executive shall be entitled to vacations with pay and to such personal and sick leave with pay in accordance with the policy of the Company as may be established from time to time by the Company and applied to other senior officers of the Company. In no event shall the Executive be entitled to less than three week's annual vacation. Unused vacation days may be carried over from one year to the next for the length of the Agreement.

     6. ILLNESS OR INCAPACITY, TERMINATION ON DEATH, ETC.

     6.1 Death. If the Executive dies during the term of Executive's employment, the Company shall pay to the estate of the Executive within 30 days after the date of death such Base Salary and any cash bonus compensation earned pursuant to the provisions of this Agreement or any incentive compensation plan then in effect but not yet paid, as would otherwise have been payable to the Executive up to the end of the month in which the Executive's death occurs. After receiving the payment provided in this Section 6.1, the Executive and the Executive's estate shall have no further rights under this Agreement (other than those rights already accrued).

     6.2 Disability. During any period of disability, illness or incapacity during the term of this Agreement which renders the Executive at least temporarily unable to perform the services required under this Agreement, the Executive shall receive the Base Salary payable under Section 3.1 of this Agreement plus any cash bonus compensation earned pursuant to the provisions of this Agreement or any incentive compensation plan then in effect but not yet paid, less any cash benefits received by him under any disability insurance carried by or provided by the Company. Upon the Executive's "Permanent Disability" (as defined below), which Permanent Disability continues during the payment periods specified herein, the Company shall pay to the Executive for the period of time specified below an amount (the "Disability Payment") equal to the
(i) sum of (A) the Base Salary paid in the same bi-weekly or other period installments as in effect at the time of the Executive's Permanent Disability plus (B) an amount equal to the Minimum Bonus payable to the Executive under
Section 3.2 of this Agreement or the minimum amount of any similar bonus or incentive plans or programs then in effect if greater than the Minimum Bonus in respect of the fiscal year during which the Executive's Permanent Disability occurred, which amount, in any event, shall be paid in pro rata equal bi-weekly installments over the period of time specified below (ii) reduced by the amount of any monthly payments under any policy of disability income insurance paid for by the Company which payments are received during the time when any Disability Payment is being made to the Executive following the Executive's Permanent Disability. For so long as the Executive's Permanent Disability continues, the Disability Payment shall be paid by the company to the Executive in equivalent installments at the same time or times as would have been the case for payment of Base Salary over the unexpired term of this Agreement if the Executive had not become permanently disabled and had remained employed by the Company hereunder, but in no case shall such period be less than 24 months. The Executive may be entitled to receive payments under any disability income insurance which may be carried by or provided by the Company from time to time. Upon "Permanent Disability" (as that terms is defined in Section 6.2(ii) below) of the Executive, except as provided in this Section 6.2 all rights of the Executive under this Agreement (other than rights already accrued or the Executive's rights under Section 3.7 shall terminate).

     (ii) The term "Permanent Disability" as used in this Agreement shall mean, the inability of the Executive, as determined by the Board of Directors of the Company, by reason of physical or mental disability to perform the duties required of him under this Agreement for a period of one hundred and eighty
(180) days in any 210-day period. Successive periods of disability, illness or incapacity is due to the same or related cause and commences less than three months from the ending of the previous period of disability. Upon such determination, the Board of Directors may terminate the Executive's employment under this Agreement upon ten (10) days' prior written notice. If any determination of the Board of Directors with respect to permanent disability is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three physicians. The Executive and Company shall each appoint one member, and the third member of the panel shall be appointed by the other two members. The Executive agrees to make himself available for an submit to examinations by such physicians as may be directed by the Company. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.

     7. OTHER TERMINATIONS

     7.1 By the Executive. (i) The Executive may terminate the Executive's employment hereunder upon giving at least ninety (90) days' prior written notice. In addition, the Executive shall have the right to terminate the Executive's employment hereunder on the conditions and at the times provided for in Section 7.4 of this Agreement.

     (ii) If the Executive gives notice pursuant to the first sentence of
Section 7.1(i) above, the Company shall have the right (but not the obligation) to relieve the Executive, in whole or in part, of the Executive's duties under this Agreement, or direct the Executive to no longer perform such duties, or direct that the Executive should no longer report to work, or any combination of the foregoing. In any such event, the Executive shall be entitled to receive only the Base Salary not yet paid, as would otherwise have been payable to the Executive up to the end of the month specified as the month of termination in the termination notice. If the Executive gives notice pursuant to the first sentence of Section 7.1(i) above but specifies a termination date in excess of ninety (90) days from the date of such notice, the Company shall have the right (but not the obligation) to accelerate the termination date to any date prior to the date specified in the notice that is in excess of ninety (90) days from the date of the notice, and the Company shall have the right (but not the obligation) to relieve the Executive, in whole or in part, of the Executive's duties under this Agreement, or direct the Executive to no longer perform such duties, or direct that the Executive should no longer report to work, or any combination of the foregoing; provided, however, that in any such event the Executive shall be entitled to receive the Base Salary, as would otherwise have been payable to the Executive up to the end of the month of the termination date properly selected by the Company. If the Executive gives notice pursuant to the first sentence of Section 7.1(i), upon receiving the payments provided for under this Section 7.1, all rights of the Executive under this Agreement (other than rights already accrued or the Executive's rights under Section 3.7) shall terminate.

     7.2 Termination for "Good Cause." (i) Except as otherwise provided in this Agreement, the Company may terminate the employment of the Executive hereunder only for "good cause," which shall mean the termination of employment of Employee because of Employee's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties (including failure to travel to the Company's headquarters to the extent necessary to complete his duties), willful violation of any material law, rule or regulation resulting in the Company's detriment or reflecting upon the Company's integrity (other than traffic infractions or similar minor offenses) or a material breach by the Employee of the terms of this Agreement and failure to cure such breach within thirty (30) days after receipt of written notice from the Company specifying the nature of such breach or to pay compensation to the Company deemed reasonable by the Company if the breach cannot be cured.

     (ii) If the employment of the Executive is terminated for good cause under
Section 7.2(i) of this Agreement, the Company shall pay to the Executive any Base Salary earned prior to the effective date of termination but not yet paid and any such cash bonus compensation earned pursuant to the provisions of this Agreement or any incentive compensation plan then in effect but not paid to the Executive prior to the effective date of such termination. Under such circumstances, such payments shall be in full and complete discharge of any and all liabilities or obligations of the Company to the Executive hereunder, and the Executive shall be entitled to no further benefits under this Agreement (other than rights already accrued or the Executive's rights under Section 3.7).

     (iii) Termination of the employment of the Executive, other than as expressly specified above in Section 7.2(i) for good cause, shall be deemed to be termination of employment "Without Good Cause."

     7.3 Termination Without Good Cause. (i) Notwithstanding any other provision of this Agreement, the Company shall have the right to terminate the

Executive's employment Without Good Cause pursuant to the provisions of this
Section 7.3. If the Company shall terminate the employment of the Executive Without Good Cause effective on a date earlier than the termination date provided for in Section 2 (with the effective date of termination as so identified by the Company being referred to herein as the "Accelerated Termination Date"), the Executive, shall receive a lump sum cash payment equal to a sum of (1) the number of years (or fractions thereof) remaining in the then unexpired term of this Agreement or three, whichever is greater, multiplied by the sum of (A) the Base Salary and (B) the highest annual bonus amount received by Executive during the preceding three years or the minimum amount of any similar bonus or incentive plans or programs then in effect if greater than foregoing in respect to the fiscal year during which the Executive's termination Without Good Cause occurs plus (C) any other cash or other bonus compensation earned prior to the date of such termination pursuant to the terms of all incentive compensation plans then in effect other than any such plan relating to annual incentive cash bonuses or any similar bonus or incentive plans or programs then in effect; and (2) the additional payments necessary to discharge certain tax liabilities (the "Gross Ups"), as the term is defined in Section 11 of this Agreement, provided that, notwithstanding such termination of employment, the Executive's covenants set forth in Section 9 are intended to and shall remain in full force and effect and provided further that in the event of such termination, the Company shall have the right (but not the obligation) to relieve the Executive, in whole or in part, of the Executive's duties under this Agreement, or direct the Executive to no longer perform such duties, or direct that the Executive no longer be required to report to work, or any combination of the foregoing.

     (ii) The parties agree that, because there can be no exact measure of the damage that would occur to the Executive as a result of a termination by the Company of the Executive's employment Without Good Cause, the payments and benefits paid and provided pursuant to this Section 7.3 shall be deemed to constitute liquidated damages and not a penalty for the Company's termination of the Executive's employment Without Good Cause.

     7.4 Termination by Executive For Good Reason. (i) The Executive shall be entitled to terminate his employment hereunder for Good Reason within one-year of the occurrence of an event constituting Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances without the Executive's consent: (1) assignment of the Executive to any duties substantially inconsistent with his position or duties contemplated by this Agreement or a substantial reduction of his duties contemplated by this Agreement; (2) the removal of any titles of the Executive specified in Section 4 of this Agreement; (3) any breach of the Company's obligation under this Agreement or any failure by the company to carry out any of its material obligations hereunder, and the failure to cure such breach or failure within seven days after written notice of such breach or failure has been delivered to the Company by the Executive; (4) a Change of Control (as hereinafter defined); or (5) the relocation of the Executive or his office, facilities, personnel, or equipment; provided, however, it shall not constitute "Good Reason" if the Executive or his office, facilities, personnel, or equipment are relocated to any future location of the Company's corporate headquarters and the relocated corporate headquarters is in a metropolitan area with a population of at least 1,000,000 people.

     (ii) For purposes of this Agreement, a "Change in Control" shall mean the first to occur of:

          (1) a change in control of the Company of a nature that is required, pursuant to the Securities Exchange Act of 1934 (the "1934 Act"), to be reported in response to Item 1(a) of a Current Report on Form 8-K or Item 6(e) of Schedule 14A under the 1934 Act (in each case under this Agreement, references to provisions of the 1934 Act and the rules and regulations promulgated thereunder being understood to refer to such law, rules and regulations as the same are in effect on April 1, 1998; or

          (2) the acquisition of "beneficial Ownership" (as defined in Rule 13d-3 under the 1934 Act) of the Company's securities comprising 25% or more of the combined voting power of the Company's outstanding securities by any "person" (as that term is used in Section 13(d) and 14(d)(2) of the 1934 Act and the rules and regulations promulgated thereunder, but not including any trustee or fiduciary acting in that capacity for an employee benefit plan sponsored by the Company) and such person's "affiliates" and "associates" (as those terms are defined under the 1934 Act), but excluding any ownership by the Executive and his affiliates and associates; or

          (3) the closing of a sale of all or substantially all of the assets of the Company;

          (4)  the Company's adoption of a plan of dissolution or liquidation;
               or

          (5) the closing of a merger or consolidation involving the Company in which the Company is not the surviving corporation or if, immediately following such merger or consolidation, less than seventy-five percent (75%) of the surviving corporation's outstanding voting stock is held or is anticipated to be held by persons who are stockholders of the Company immediately prior to such merger or consolidation.

     (iii) If an event constituting Good Reason occurs, the Executive shall have the right, exercisable for a period of one year thereafter by delivering a written statement to that effect to the Company, to immediately terminate this Agreement and upon such a determination the Executive shall have the right to receive and the Company shall be obligated to pay to Executive in cash a lump sum payment in an amount equal to the sum of (1) three times (a) the Base Salary then in effect, plus (B) the highest annual bonus amount received by Executive during the preceding three years or the minimum amount of any similar bonus or incentive plans or programs then in effect if greater than the foregoing in respect to the fiscal year during which the Executive's termination Without Good Cause occurs plus (C) any other cash or other bonus compensation earned prior to the date of such termination pursuant to the terms of all incentive compensation plans then in effect other than any such plan relating to annual incentive cash bonuses or any similar bonus or incentive plans or programs then in effect; and
(2) the Gross Up (the sum of the foregoing amounts other than the Gross Up being referred to as the "Good Reason Termination Payment"). If the Executive fails to exercise his rights under this Section 7.4(iii) within one year following an event constituting Good Reason, such rights shall expire and be of no further force or effect.

     7.5 Intentions Regarding Certain Stock and Benefit Plans. Except as otherwise provided herein, upon any termination of the Executive's employment Without Good Cause or upon the exercise by the Executive of his rights to terminate his employment for Good Reason, it is the intention of the parties that any and all vesting or performance requirements or conditions affecting any outstanding restricted stock, performance stock, stock option, stock appreciation right, bonus, award, right, grant or any other incentive compensation under the Mesa Air Group Employee Stock Option Plan or any other similar incentive plan, under this Agreement, or otherwise received, shall be deemed to be fully satisfied and any risk of forfeiture with respect thereto shall be deemed to have lapsed.

     7.6 Certain Rights Mutually Exclusive. The provisions of Section 7.3 and
Section 7.4 are mutually exclusive, provided, however, that if within one year following commencement of an 7.4 payout there shall be a Change of Control as defined in Section 7.4(ii), then the Executive shall be entitled to the amount payable to the Executive under Section 7.4(iii) reduced by the amount that the Executive has received under Section 7.3 up to the date of the Change in Control. The triggering of the lump sum payment requirement of Section 7.4 shall cause the provisions of Section 7.3 to become inoperative.

     8. DISCLOSURE

     The Executive agrees that during and after the term of the Executive's employment by the Company, the Executive will disclose and disclose only to the Company all ideas, methods, plans, developments or improvements known by him which relate directly or indirectly to the business of the Company, whether acquired by the Executive before or during the Executive's employment by the Company. Nothing in this Section 8 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication.

     9. CONFIDENTIALITY

     The Executive agrees to keep in strict secrecy and confidence any and all information the Executive assimilates or to which the Executive has access during the Executive's employment by the Company and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Company, including but not limited to information regarding the Company's trade secrets, business plans, marketing plans or programs, any non-public financial information, including forecasts, statistics relating to routes and markets, contracts, customers, compensation arrangements and business opportunities (collectively, the "Confidential Information"). The Executive agrees that both during and after the term of the Executive's employment by the Company, the Executive will not, without the prior written consent of the Company, disclose any Confidential Information to any third person, partnership, joint venture, company, corporation or other organization. The foregoing covenants shall not be breached to the extent that any such Confidential Information becomes a matter of general knowledge other than through a breach by a person with an obligation to the Company to maintain such confidentiality (and the Executive knows that such person had an obligation to keep such information confidential), including but not limited to the Executive's obligation to the Company under this Section 9.

     10. SPECIFIC PERFORMANCE

     The Executive agrees that damages at law will be an insufficient remedy to the Company if the Executive violates the terms of Section 8 or Section 9 of this Agreement and that the Company would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Company.

     11. PAYMENT OF EXCISE TAXES

     11.1 Payment of Excise Taxes. If the Executive is to receive any (1) Good Reason Termination Payment under Section 7.4 of this Agreement, (2) any benefit or payment under Section 6 as a result of or following the death or Permanent Disability of the Executive, (3) any benefit or payment under Section 7.3 as a result of or following any termination of employment hereunder Without Good Cause, (4) any benefit or payment under the Plans as a result of a Change in Control, following the death or Permanent Disability of the Executive or following the termination of employment hereunder Without Good Cause (such sections being referred to as the "Covered Sections" and the benefits and payments to be received thereunder being referred to as the "Covered Payments"), the Executive shall be entitled to receive the amount described below to the extent applicable: If any Covered Payment(s) under any of the Covered Sections or by the Company under another plan or agreement (collectively, the "Payments") are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (as amended from time to time, the "Code"), or any successor or similar provision of the Code (the "Excise Tax"), the Company shall pay the Executive an additional cash amount (the "Gross Up") such that the net amount retained by the Executive after deduction of any Excise Tax on the Payments and the federal income tax and Excise Tax on any amounts paid under this Section 11 shall be equal to the Payments. The Gross-Up shall not include the amount of state or federal income tax owed by the Executive on the amount of the Payments excluding any state or federal income tax on the Gross-Up.

     11.2 Certain Adjustment Payments. For purposes of determining the Gross Up, the Executive shall be deemed to pay the federal income tax at the highest marginal rate of taxation (currently 39.6%) in the calendar year in which the payment to which the Gross Up applies is to be made. The determination of whether such Excise Tax is payable and the amount thereof shall be made upon the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive. The Gross Up, if any, that is due as a result of such determination shall be paid to the Executive in cash in a lump sum within thirty (30) days of such computation. If such opinion is not finally accepted by the Internal Revenue Service upon audit or otherwise, then appropriate adjustments shall be computed (without interest but with Gross Up, if applicable) by such tax counsel based upon the final amount of the Excise Tax so determined; any additional amount due the Executive as a result of such adjustment shall be paid to the Executive by his or her Company in cash in a lump sum within thirty (30) days of such computation, or any amount due the Executive's Company as a result of such adjustment shall be paid to the Company by the Executive in cash in a lump sum within thirty (30) days of such computation.

     12. MISCELLANEOUS

     12.1 Waiver of Breach. The waiver by either party to this Agreement of a breach of any of the provisions of this Agreement by the other party shall not be construed as a waiver of any subsequent breach by such other party.

     12.2 Compliance With Other Agreements. The Executive represents and warrants that the execution of this Agreement by him and the Executive's performance of the Executive's obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any Agreement to which the Executive is a party or by which the Executive is or may be bound.

     12.3 Binding Effect Assignment. The rights and obligations of the Company under this Agreement shall insure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is a personal employment contract and the rights, obligations and interests of the Executive hereunder may not be sold, assigned, transferred, pledged or hypothecated.

     12.4 Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

     12.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     12.6 No Duty to Mitigate. The Executive shall be under no duty to mitigate any loss of income as result of the termination of his employment hereunder and any payments due the Executive upon termination of employment shall not be reduced in respect to any other employment compensation received by the Executive following such termination.

     12.7 Arizona Law. This Agreement shall be construed pursuant to and governed by the substantive laws of the State of Arizona (except that any provision of Nevada law shall not apply if the law of a state or jurisdiction other than Arizona would otherwise apply).

     12.8 Severability. Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. In any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

     12.9 Deduction for Tax Purposes. The Company's obligations to make payments under this Agreement are independent of whether any or all of such payments are deductible expenses of the company for federal income tax purposes.

     12.10 Enforcement. If, within ten (10) days after demand to comply with the obligations of one of the parties to this Agreement served in writing on the other, compliance or reasonable assurance of compliance is not forthcoming, and the party demanding compliance engages the services of an attorney to enforce rights under this Agreement, the prevailing party in any action shall be entitled to recover all reasonable costs and expenses of enforcement (including reasonable attorneys' fees and reasonable expenses during investigation, before and at trial and in appellate proceedings if litigation ensues), directly or indirectly resulting from or arising out of a breach by the other party of their respective obligations hereunder. The parties' costs of enforcing this Agreement shall include prejudgment interest. Additionally, if any party incurs any out-of-pocket expenses in connection with the enforcement of this Agreement, all such amounts shall accrue interest at ten percent (10%) per annum (or such lower rate as may be required to avoid any limit imposed by applicable law) commencing thirty (30) days after any such expenses are incurred.

     12.11 Notices. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and three days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

         To the Company   c/o Mesa Airlines, Inc.
                          410 North 44th Street, Ste 700
                          Phoenix, AZ 85008
                          Attn: Chief Executive Officer
                          Telephone: (602) 685-4000

     To the Executive at the Executive's last known address, or to such other address as either party may specify by written notice to the other.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                        MESA AIR GROUP, INC.


                                        By: /s/
                                            ------------------------------------
                                            Michael Lotz, President       (Date)


                                        By: /s/
                                            ------------------------------------
                                            Brian S. Gillman              (Date)